Exhibit 23.1



               Consent of Independent Certified Public Accountants


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-100734) of NetWolves Corporation for the registration of 2,700,000 shares of its common stock and to the incorporation by reference therein of our report dated October 9, 2002, with respect to the consolidated financial statements and schedule of NetWolves Corporation at June 30, 2002 and for the year then ended included in its Annual Report (Form 10-K) for the year ended June 30, 2002, filed with the Securities and Exchange Commission.

                                            /s/ Ernst & Young LLP

Tampa, Florida
September 17, 2003